EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Anne H. Lloyd Senior Vice President, Chief Financial Officer and Treasurer (919) 783-4660 www.martinmarietta.com
MARTIN MARIETTA MATERIALS, INC.
ANNOUNCES THIRD-QUARTER RESULTS
RALEIGH, North Carolina (October 28, 2008) — Martin Marietta Materials, Inc. (NYSE:MLM), today announced results for the third quarter and nine months ended September 30, 2008. Notable items were:
•	Earnings per diluted share of $1.58 compared with $2.13 in the prior-year quarter

•	Cost of petroleum-based products increased $16 million, reducing earnings by $0.23 per diluted share

•	Heritage aggregates product line pricing up 8% and volume down 13%

•	Consolidated net sales of $526 million, down 3% compared with the prior-year quarter

•	Record Specialty Products’ net sales, up 18% from prior-year quarter

•	Credit Agreement amendment increased debt-to-trailing-12-month EBITDA covenant to 3.25 times
Management Commentary
Stephen P. Zelnak, Jr., Chairman and CEO of Martin Marietta Materials, stated, “We are very pleased with our third-quarter results as they highlight our ability to adapt our business to successfully address the most challenging economic times in the Corporation’s history. Aggregates volumes declined for the tenth consecutive quarter, diesel fuel and natural gas costs escalated 47% during the quarter, and adverse weather conditions in the wake of Tropical Storm Fay and Hurricanes Gustav, Hannah and Ike had a negative impact on operations not only in the Gulf Coast region, but also in the Southeast and Central United States as the storm systems moved inland. Nevertheless, our management team and employees again balanced the productive capacity of our operations to market demand and aggressively addressed controllable costs.
“We continued to achieve sustainable pricing growth within all groups of the aggregates business with heritage aggregates pricing up 8% for the quarter. With the exception of Iowa and Arkansas, the difficult economic environment caused aggregates volumes to fall in all of our states with the overall volume in the heritage aggregates business declining 13%. The strong farm economy, coupled with increased alternative energy construction in Iowa and energy expansion projects in Arkansas, East Texas and Northwest Louisiana, supported volume growth in these areas. Infrastructure and commercial construction demand remains challenging, most notably from the lack of credit availability, which has stalled overall construction activity. Our West Group experienced its first quarterly volume decline of the year, reflecting the impact of the hurricanes as well as weakness in construction activity. We estimate that the third-quarter hurricane season caused our West Group to reduce shipments by 0.8 million tons and, when coupled with lost sales and increased production costs from storms in the Mideast and Southeast Groups, adverse weather lowered profitability of the Aggregates business by approximately $6 million, or $0.08 per diluted share.
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MLM Reports Third-Quarter Results

October 28, 2008
“Although petroleum-based energy prices are beginning to decline, increased energy costs continued to have a negative impact on both costs and sales in the past quarter. Liquid asphalt, used in the production of hot-mix asphalt products, increased approximately 128% over the prior year with average pricing approaching $800 per ton at peak. Our customers, and oftentimes end users, cannot react quickly enough to these escalating costs and, when possible, have chosen to defer work in anticipation of future potential cost reductions. The rise in the cost of petroleum-based products resulted in additional production costs of $16 million, or $0.23 per diluted share, for the quarter.
“Selling, general and administrative expenses of $37.7 million included a settlement charge of $2.6 million for payment of vested benefits provided by the Corporation’s SERP (Supplemental Excess Retirement Plan). Selling, general and administrative expense, excluding this charge, was $35.1 million compared with $36.4 million in the prior-year period, reflecting our continued focus on cost management.
“During the year, we have been evaluating a number of strategic initiatives in our ongoing efforts to enhance our business and create shareholder value. Related to these undertakings, we incurred $3 million in non-recurring expenses during the third quarter for professional fees paid to advisors. These expenses are included in other operating income and expenses, net. The combination of the SERP and strategic initiatives expenses reduced earnings by $0.08 per diluted share.
“On a positive note, the State of Florida has recently launched the “Accelerate Florida” initiative aimed at advancing start dates on $1.4 billion in road construction funding to create jobs and stimulate the state’s weakening construction economy. The Florida Department of Transportation announced that these projects will employ 39,000 people and generate $7.84 billion in economic benefits, a $5.60 return on each state dollar invested. Martin Marietta is uniquely positioned to provide high-quality granite construction aggregates into the Florida infrastructure market from our offshore quarry in Nova Scotia and interior fall line quarries in Georgia and South Carolina. Our new plant in Augusta, Georgia, will begin operations in the fourth quarter of 2008 versus the prior forecast of second quarter 2009. The earlier completion of this project, which increases aggregates capacity from 2 million tons to 6 million tons annually, is enabling us to engage in marketing discussions with major Florida customers in advance of the infrastructure acceleration.
“Our Specialty Products business continues to perform exceptionally well. The United States’ steel market has remained positive, leading to increased dolomitic lime demand. Similarly, we’ve experienced increased demand for magnesia-based chemicals products used in a number of environmental applications as well as for our heat-resistant products. The business delivered record third-quarter net sales of $46.4 million, an increase of 18% compared with the prior-year quarter, with earnings from operations of $8.6 million, or approximately 19% of net sales.
Liquidity And Capital Resources
“Our business continues to generate solid cash flows even in a weak economy. For the nine months ended September 30, 2008, net cash provided by operating activities was $271 million, down $2 million versus the comparable prior-year period, in spite of a $55 million decline in net earnings during the same period. Control of working capital and lower cash taxes, resulting from lower pretax earnings and higher benefits from bonus depreciation deductions, have contributed to maintaining our cash flows. We ended the quarter with $14 million in cash, no outstanding commercial paper balance, $323 million available under our revolving credit agreement and debt-to-trailing-12-month EBITDA of 2.49 times, within our targeted range of 2.0 to 2.5 times.
“On October 24, 2008, we amended our credit agreement to provide for an increase in our leverage covenant to 3.25 times debt-to-trailing-12-month EBITDA. In exchange for the covenant modification, the Corporation agreed to an increase in the drawn facility fee under a pricing grid tied to long-term debt rating, currently LIBOR plus 225 basis points.
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MLM Reports Third-Quarter Results

October 28, 2008
“Moody’s and Standard & Poor’s have continued to view our industry with concern for the near term, so it was not unexpected that the agencies placed the Corporation on a negative credit watch. Further, on October 24, 2008, Moody’s downgraded the Corporation’s long-term rating from Baa3 to Baa1, and downgraded our commercial paper rating to P-3 from P-2 with a stable outlook. While we understand that the agencies are taking a suitably cautious approach in gauging the effect of the current economic downturn on the Corporation’s ability to generate sufficient cash flow, we are comfortable with our leverage covenant and we have liquidity available to refinance the $200 million, 5.875% Senior Notes due December 1, 2008. In addition, based on discussions with our bank group, we expect to have continued access to the public credit markets, although at a higher cost of debt when compared with our 5.9% weighted average interest rate at September 30, 2008. However, given the dynamic, unpredictable state of the credit markets, accessing the availability under our credit facility remains an option. We continue to believe that we have sufficient liquidity from the cash flows generated in the operation of the business, from our ability to reduce levels of capital expenditures — expected to be no more than $185 million in 2009, and from our ability to execute against an aggressive cost-reduction plan.
2008 Outlook
“Over the past 45 to 60 days, the lack of available business credit has stalled construction activity and further affected demand for our products. Construction projects underway have had credit effectively pulled, and new projects are subject to increasingly tighter lending standards. The unpredictable state of the economy, energy inflation, credit market uncertainty and lagging construction demand make forecasting increasingly difficult. That said, pricing continues to remain positive, even in this challenging climate. Accordingly, we reaffirm our 6% to 8% range for the rate of heritage aggregates price increases in 2008. However, with the pressure on volumes, we now expect our aggregates shipments to be down 11% to 12% for the year. We continue to expect record sales and pretax earnings of $36 million to $38 million from our Specialty Products segment. Based on these factors, we expect net earnings for 2008 to be in the range of $4.25 to $4.65 per diluted share.
“We are beginning to develop our preliminary views on 2009 as we complete our regional operating plans and would characterize the upcoming year as a period of stabilization with the first half subject to continued aggregates volume pressure. We currently expect modest price increases, stabilizing aggregates demand and a deflationary cost environment, as it relates to energy costs. While we are taking a very conservative view in our 2009 planning, it is becoming more likely that the federal government will create a new economic stimulus package, and it appears that both federal and state governments will look toward making increased investment in road construction and other infrastructure as a jobs-creation tool. We will provide our full guidance for 2009 when we release annual earnings for 2008 early next year and have more information about government spending on infrastructure projects.”
Risks To Earnings Expectations
The 2008 estimated earnings range includes management’s assessment of the likelihood of certain risk factors that will affect performance within the range. The most significant risk to 2008 earnings, whether within or outside current earnings expectations, continues to be the performance of the United States economy, the uncertainty and availability of credit markets and the effect on construction activity.
Risks to the earnings range are primarily volume related and include a greater-than-expected drop in demand as a result of the continued decline in residential construction, continued decline in commercial construction, delays in infrastructure projects, or some combination thereof. Further, increased highway construction funding pressures as a result of either federal or state issues can affect profitability. Currently, North Carolina, Georgia, Texas, and South Carolina are experiencing state-level funding pressures, and these states may disproportionately affect profitability. The price of liquid asphalt is a significant cost component in the production of hot-mix asphalt products and can cause road builders and commercial contractors to delay or defer work in anticipation of liquid asphalt cost changes. The level of aggregates demand in the Corporation’s end-
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MLM Reports Third-Quarter Results

October 28, 2008
use markets, production levels and the management of production costs will affect the operating leverage of the Aggregates business and, therefore, profitability. Production costs in the aggregates business are also sensitive to energy prices, the costs of repair and supply parts, and the start-up expenses for large-scale plant projects. The continued rising cost of diesel and other fuels increases production costs, either directly through consumption or indirectly through the higher cost of energy-related consumables, namely steel, explosives, tires and conveyor belts. Sustained periods of diesel fuel cost at the current level will continue to have a negative impact on profitability. The Aggregates business is also subject to weather-related risks that can significantly affect production schedules and profitability. Hurricane activity in the Atlantic Ocean and Gulf Coast generally is most active during the third and fourth quarters. Opportunities to reach the upper end of the earnings range depend on the aggregates product line demand exceeding expectations triggered by a significant reduction in liquid asphalt prices and/or increased credit availability, and continued decline in energy-related costs.
Risks to earnings outside of the range include a change in volume beyond current expectations as a result of economic events outside of the Corporation’s control. In addition to the impact of residential and commercial construction, the Corporation is exposed to risk in its earnings expectations from tightening credit markets and the availability of and interest cost related to its short- and intermediate-term financing. The Corporation’s commercial paper program is rated A-2 by Standards & Poor’s and P-3 by Moody’s.
Consolidated Financial Highlights
Net sales for the quarter were $526.2 million, a 3% decrease versus the $544.4 million recorded in the third quarter of 2007. Earnings from operations for the third quarter of 2008 were $115.0 million compared with $136.9 million in 2007. Net earnings were $66.3 million, or $1.58 per diluted share, versus 2007 third-quarter net earnings of $90.3 million, or $2.13 per diluted share.
Net sales for the first nine months of 2008 were $1.449 billion compared with $1.484 billion for the year-earlier period. Year-to-date earnings from operations were $262.7 million in 2008 versus $331.0 million in 2007. The Corporation posted an after-tax gain on discontinued operations of $5.1 million in 2008 compared with $1.3 million in 2007. For the nine-month period ended September 30, net earnings were $151.0 million, or $3.60 per diluted share, in 2008 compared with net earnings of $206.2 million, or $4.73 per diluted share, in 2007.
Business Financial Highlights
Net sales for the Aggregates business for the third quarter were $479.8 million compared with 2007 third-quarter sales of $505.2 million. Aggregates pricing at heritage locations was up 7.5%, while volume decreased 13.3%. Including acquisitions and divestitures, aggregates pricing increased 7.8% and aggregates volume declined 12.4%. Earnings from operations for the quarter were $112.4 million in 2008 versus $134.1 million in the year-earlier period. Year-to-date net sales for the Aggregates business were $1.314 billion versus $1.366 billion in 2007. Earnings from operations on a year-to-date basis were $262.7 million in 2008 compared with $333.1 million in 2007. For the nine-month period ended September 30, 2008, heritage aggregates pricing increased 6.0%, while volume was down 10.5%. Including acquisitions and divestitures, aggregates average selling price increased 6.2%, while volume declined 10.0%.
Specialty Products’ third-quarter net sales of $46.4 million increased 18.1% over prior-year net sales of $39.2 million. Earnings from operations for the third quarter were $8.6 million compared with $9.0 million in the year-earlier period. For the first nine months of 2008, net sales were $134.5 million and earnings from operations were $27.5 million compared with net sales of $117.5 million and earnings from operations of $24.5 million for the first nine months of 2008.
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MLM Reports Third-Quarter Results

October 28, 2008
Conference Call Information
The Corporation will host an online Web simulcast of its third-quarter 2008 earnings conference call later today (October 28, 2008). The live broadcast of Martin Marietta Materials’ conference call will begin at 2:00 p.m. Eastern Time. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Corporation’s Web site: www.martinmarietta.com.
For those investors without online web access, the conference call may also be accessed by calling 719-325-4748, confirmation number 8860430.
Martin Marietta Materials is a leading producer of construction aggregates and a producer of magnesia-based chemicals and dolomitic lime. For more information about Martin Marietta Materials, refer to the Corporation’s Web site at www.martinmarietta.com.

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and Forms 10-K, 10-Q and 8-K reports to the SEC over the past year. The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Corporation’s Web site at www.martinmarietta.com and are also available at the SEC’s Web site at www.sec.gov. You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.
Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only historical or current facts. They may use words such as “anticipate,” “expect,” “should be,” “believe,” and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.
Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to the level and timing of federal and state transportation funding, particularly in North Carolina, Texas and Georgia, three of the Corporation’s largest and most profitable states, and in South Carolina, the Corporation’s fifth largest state as measured by 2007 Aggregates business’ net sales; levels of construction spending in the markets the Corporation serves; the severity and duration of a continued decline in the residential construction market; the impact of limited credit availability on commercial construction; unfavorable weather conditions, including hurricane activity; the ability to recognize quantifiable savings from internal expansion projects; the ability to successfully integrate acquisitions quickly and in a cost-effective manner; the volatility of fuel costs, most notably diesel fuel, liquid asphalt and natural gas; continued increases in the cost of repair and supply parts; logistical issues and costs, notably barge availability on the Mississippi River system and the availability of railcars and locomotive power to move trains to supply the Corporation’s Texas and Gulf Coast markets; continued strength in the steel industry markets served by the Corporation’s dolomitic lime products; availability of funds for financing and increases in interest costs; the impact of the Corporation’s credit ratings on capital structure and financing costs; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation. The Corporation assumes no obligation to update any such forward-looking statements.
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MLM Reports Third-Quarter Results

October 28, 2008
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Earnings
(In millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net sales	$526.2	$544.4	$1,448.9	$1,484.0
Freight and delivery revenues	73.1	71.0	199.7	178.4

Total revenues	599.3	615.4	1,648.6	1,662.4

Cost of sales	374.6	377.1	1,082.7	1,044.9
Freight and delivery costs	73.1	71.0	199.7	178.4

Cost of revenues	447.7	448.1	1,282.4	1,223.3

Gross profit	151.6	167.3	366.2	439.1

Selling, general and administrative expenses	37.7	36.4	117.5	119.0
Research and development	0.1	0.2	0.5	0.6
Other operating (income) and expenses, net	(1.2)	(6.2)	(14.5)	(11.5)

Earnings from operations	115.0	136.9	262.7	331.0

Interest expense	19.5	17.2	54.6	45.1
Other nonoperating (income) and expenses, net	2.9	(1.2)	3.0	(5.1)

Earnings before taxes on income	92.6	120.9	205.1	291.0
Income tax expense	26.1	31.1	59.2	86.1

Earnings from continuing operations	66.5	89.8	145.9	204.9

Discontinued operations:
(Loss) Gain on discontinued operations, net of related tax expense of $1.8, $0.5, $5.4 and $1.1, respectively	(0.2)	0.5	5.1	1.3

Net Earnings	$66.3	$90.3	$151.0	$206.2

Net earnings per share:
Basic from continuing operations	$1.60	$2.15	$3.53	$4.77
Discontinued operations	—	0.01	0.12	0.03

	$1.60	$2.16	$3.65	$4.80

Diluted from continuing operations	$1.58	$2.12	$3.48	$4.70
Discontinued operations	—	0.01	0.12	0.03

	$1.58	$2.13	$3.60	$4.73

Dividends per share	$0.40	$0.345	$1.09	$0.895

Average number of shares outstanding:
Basic	41.4	41.8	41.3	42.9

Diluted	41.9	42.5	41.9	43.6

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MLM Reports Third-Quarter Results

October 28, 2008
MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net sales:
Aggregates Business:
Mideast Group	$167.7	$193.3	$455.3	$524.7
Southeast Group	119.1	117.4	343.9	346.8
West Group	193.0	194.5	515.2	495.0

Total Aggregates Business	479.8	505.2	1,314.4	1,366.5
Specialty Products	46.4	39.2	134.5	117.5

Total	$526.2	$544.4	$1,448.9	$1,484.0

Gross profit:
Aggregates Business:
Mideast Group	$70.9	$79.1	$174.9	$220.9
Southeast Group	22.0	25.3	57.4	86.0
West Group	49.2	51.3	102.1	101.0

Total Aggregates Business	142.1	155.7	334.4	407.9
Specialty Products	10.9	11.7	35.1	32.8
Corporate	(1.4)	(0.1)	(3.3)	(1.6)

Total	$151.6	$167.3	$366.2	$439.1

Selling, general, and administrative expenses:
Aggregates Business:
Mideast Group	$11.1	$10.9	$34.2	$34.2
Southeast Group	6.4	6.4	19.6	19.1
West Group	11.1	11.5	33.5	34.5

Total Aggregates Business	28.6	28.8	87.3	87.8
Specialty Products	2.5	2.6	7.6	7.9
Corporate	6.6	5.0	22.6	23.3

Total	$37.7	$36.4	$117.5	$119.0

Earnings (Loss) from operations:
Aggregates Business:
Mideast Group	$60.9	$68.6	$154.5	$188.9
Southeast Group	13.1	19.9	36.0	68.8
West Group	38.4	45.6	72.2	75.4

Total Aggregates Business	112.4	134.1	262.7	333.1
Specialty Products	8.6	9.0	27.5	24.5
Corporate	(6.0)	(6.2)	(27.5)	(26.6)

Total	$115.0	$136.9	$262.7	$331.0

Depreciation	$41.7	$35.7	$120.0	$105.5
Depletion	1.5	1.3	3.3	3.4
Amortization	0.8	0.7	2.4	2.2

	$44.0	$37.7	$125.7	$111.1

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MLM Reports Third-Quarter Results

October 28, 2008
MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In millions)

	September 30,	December 31,	September 30,
	2008	2007	2007
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents	$13.9	$20.0	$26.4
Accounts receivable, net	300.4	245.8	312.3
Inventories, net	305.6	286.9	285.3
Other current assets	53.8	73.3	66.9
Property, plant and equipment, net	1,718.4	1,433.6	1,405.7
Other noncurrent assets	43.5	40.1	40.9
Intangible assets, net	628.0	584.1	584.5

Total assets	$3,063.6	$2,683.8	$2,722.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt and commercial paper	$203.5	$276.1	$78.1
Other current liabilities	221.1	230.5	238.5
Long-term debt (excluding current maturities)	1,152.7	848.2	1,050.7
Other noncurrent liabilities	411.1	383.0	367.4
Shareholders’ equity	1,075.2	946.0	987.3

Total liabilities and shareholders’ equity	$3,063.6	$2,683.8	$2,722.0

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MLM Reports Third-Quarter Results

October 28, 2008
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Cash Flows
(In millions)

	Nine Months Ended
	September 30,
	2008	2007
Net earnings	$151.0	$206.2
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation, depletion and amortization	125.7	111.1
Share-based compensation expense	17.6	16.4
Excess tax benefits from share-based compensation	(3.8)	(20.2)
Gains on divestitures and sales of assets	(29.4)	(9.2)
Deferred income taxes	26.0	1.7
Other items, net	1.1	(2.6)
Changes in operating assets and liabilities:
Accounts receivable, net	(53.4)	(70.3)
Inventories, net	(12.7)	(29.8)
Accounts payable	10.5	6.8
Other assets and liabilities, net	38.4	62.7

Net cash provided by operating activities	271.0	272.8

Investing activities:
Additions to property, plant and equipment	(223.8)	(196.9)
Acquisitions, net	(218.4)	(12.2)
Proceeds from divestitures and sales of assets	19.3	17.0
Railcar construction advances	(7.3)	—
Repayment of railcar construction advances	7.3	—

Net cash used for investing activities	(422.9)	(192.1)

Financing activities:
Borrowings of long-term debt	297.8	472.0
Repayments of long-term debt and payments on capital lease obligations	(4.1)	(125.5)
Net borrowings (repayments) of commercial paper and overnight loan	(72.0)	75.5
Termination of interest rate swaps	(11.1)	—
Debt issue costs	(1.1)	(0.8)
Change in bank overdraft	(0.7)	(8.3)
Dividends paid	(45.7)	(39.0)
Repurchases of common stock	(24.0)	(495.2)
Issuances of common stock	2.9	14.5
Excess tax benefits from share-based compensation	3.8	20.2

Net cash provided by (used for) financing activities	145.8	(86.6)

Net decrease in cash and cash equivalents	(6.1)	(5.9)
Cash and cash equivalents, beginning of period	20.0	32.3

Cash and cash equivalents, end of period	$13.9	$26.4

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MLM Reports Third-Quarter Results

October 28, 2008
MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended		Nine Months Ended
	September 30, 2008		September 30, 2008
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
Heritage Aggregates Product Line: (2)
Mideast Group	(21.1%)	9.9%	(22.2%)	11.4%
Southeast Group	(14.6%)	8.7%	(11.8%)	6.5%
West Group	(5.4%)	6.7%	1.6%	3.8%
Heritage Aggregates Operations	(13.3%)	7.5%	(10.5%)	6.0%
Aggregates Product Line (3)	(12.4%)	7.8%	(10.0%)	6.2%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Shipments (tons in thousands)	2008	2007	2008	2007
Heritage Aggregates Product Line: (2)
Mideast Group	15,185	19,254	39,919	51,279
Southeast Group	9,454	11,066	28,568	32,382
West Group	19,773	20,902	53,394	52,543

Heritage Aggregates Operations	44,412	51,222	121,881	136,204
Acquisitions	911	—	1,841	—
Divestitures (4)	123	656	589	1,995

Aggregates Product Line (3)	45,446	51,878	124,311	138,199

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.

(2)	Heritage Aggregates product line excludes volume and pricing data for acquisitions that have not been included in prior-year operations for the comparable period and divestitures.

(3)	Aggregates product line includes all acquisitions from the date of acquisition and divestitures through the date of disposal.

(4)	Divestitures include the tons related to divested aggregates product line operations up to the date of divestiture.

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MLM Reports Third-Quarter Results

October 28, 2008
MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures
(In millions)
Gross margin as a percentage of net sales and operating margin as a percentage of net sales represent non-GAAP measures. The Corporation presents these ratios calculated based on net sales, as it is consistent with the basis by which management reviews the Corporation’s operating results. Further, management believes it is consistent with the basis by which investors analyze the Corporation’s operating results given that freight and delivery revenues and costs represent pass-throughs and have no profit mark-up. Gross margin and operating margin calculated as percentages of total revenues represent the most directly comparable financial measures calculated in accordance with generally accepted accounting principles (“GAAP”). The following tables present the calculations of gross margin and operating margin for the three and nine months ended September 30, 2008 and 2007, in accordance with GAAP and reconciliations of the ratios as percentages of total revenues to percentages of net sales:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Gross Margin in Accordance with Generally Accepted Accounting Principles
Gross profit	$151.6	$167.3	$366.2	$439.1

Total revenues	$599.3	$615.4	$1,648.6	$1,662.4

Gross margin	25.3%	27.2%	22.2%	26.4%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Gross Margin Excluding Freight and Delivery Revenues
Gross profit	$151.6	$167.3	$366.2	$439.1

Total revenues	$599.3	$615.4	$1,648.6	$1,662.4
Less: Freight and delivery revenues	(73.1)	(71.0)	(199.7)	(178.4)

Net sales	$526.2	$544.4	$1,448.9	$1,484.0

Gross margin excluding freight and delivery revenues	28.8%	30.7%	25.3%	29.6%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Operating Margin in Accordance with Generally Accepted Accounting Principles
Earnings from operations	$115.0	$136.9	$262.7	$331.0

Total revenues	$599.3	$615.4	$1,648.6	$1,662.4

Operating margin	19.2%	22.2%	15.9%	19.9%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Operating Margin Excluding Freight and Delivery Revenues
Earnings from operations	$115.0	$136.9	$262.7	$331.0

Total revenues	$599.3	$615.4	$1,648.6	$1,662.4
Less: Freight and delivery revenues	(73.1)	(71.0)	(199.7)	(178.4)

Net sales	$526.2	$544.4	$1,448.9	$1,484.0

Operating margin excluding freight and delivery revenues	21.8%	25.1%	18.1%	22.3%

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MLM Reports Third-Quarter Results

October 28, 2008
MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures (continued)
(Dollars in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA) (1)	$157.3	$176.7	$394.9	$449.6

(1)	EBITDA is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net income or operating cash flow. For further information on EBITDA, refer to the Corporation’s Web site at www.martinmarietta.com.
A reconciliation of Net Cash Provided by Operating Activities to EBITDA is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net Cash Provided by Operating Activities	$145.9	$132.8	$271.0	$272.8

Changes in operating assets and liabilities, net of effects of acquisitions and divestitures	(27.0)	(11.9)	17.2	30.6
Other items, net	(9.0)	7.1	(12.5)	13.9
Income tax expense	27.9	31.5	64.6	87.2
Interest expense	19.5	17.2	54.6	45.1

EBITDA	$157.3	$176.7	$394.9	$449.6

The ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months is a covenant under the Corporation’s $325,000,000 five-year revolving credit agreement. Under the agreement, the Corporation’s ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months can not exceed 2.75 to 1.00 as of the end of any fiscal quarter, with certain exceptions related to qualifying acquisitions, as defined.
The following presents the calculation of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months at September 30, 2008. For supporting calculations, refer to Corporation’s Web site at www.martinmarietta.com.

Twelve-Month Period
October 1, 2007 to
September 30, 2008
Net earnings	$201.4
Add back:
Interest expense	70.4
Income tax expense	89.2
Depreciation, depletion and amortization expense	163.1
Stock-based compensation expense	20.9
Deduct:
Interest income	(0.9)

Consolidated EBITDA, as defined	$544.1

Consolidated Debt at September 30, 2008	$1,356.2

Consolidated Debt-to-Consolidated EBITDA, as defined, at September 30, 2008 for the trailing twelve-month EBITDA	2.49

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